Exhibit 10.15

21/F Citi Tower, One Bay East
83 Hoi Bun Road, Kwun Tong
Kowloon, Hong Kong

Commercial Bank

Our reference: new/560701/ec23

March 23, 2023

E I L Company Limited
Unit A, 17/F
Mai Wah Industrial Building
1 – 7 Wah Sing Street
Kwai Chung, New Territories
Hong Kong

Dear Sirs

UNCOMMITTED CREDIT FACILITIES

Citibank, N.A., Hong Kong Branch (the "**Bank**") is pleased to advise that it is willing to make available the following Credit Facilities (as defined below) to the Customer(s) named below (any, each or all, as the context may require, the or a "**Customer**" or "**you**"), on and subject to the terms and conditions set out below:

Customer(s)	:	E I L Company Limited
Deposit Chargor(s)	:	E I L Company Limited
Guarantor(s)	:	Kong Wai On Ronnie

For the purposes of this letter, the following definitions apply:

"**Banking Day**" has the meaning given in respect of the relevant currency in Schedule 1 (Reference Rates);

"**Compounded Rate**" means for an interest period of a loan, the Daily Rate for that relevant currency, (in each case as applicable approximately 5 Banking Days prior to that day), for each day during that interest period, compounded or aggregated in arrear by the Bank for that interest period using such calculation methodologies and conventions as the Bank determines are applicable in accordance with market practice for the relevant currency. If that rate is less than zero, the Compounded Rate shall be deemed to be zero;

"**Daily Rate**" has the meaning given in respect of the relevant currency in Schedule 1 (Reference Rates);

"**Discounting Product**" means any transactions under the Credit Facility based on the calculation of a discount on or upfront deduction from purchase price (as may be amended by the Bank from time to time in accordance with the terms of this facility letter);

"**HIBOR**" means the Hong Kong interbank offered rate administered by the Treasury Markets Association (or any other person which takes over the administration of that rate) for Hong Kong dollars for the relevant period displayed on page HKABHIBOR of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) at or about 11:00 a.m. (Hong Kong time) at the first day of such period, and if that rate is less than zero, HIBOR shall be deemed to be zero;

"**Loan**" means any amount borrowed and outstanding under the Credit Facility which does not relate to a Discounting Product (as may be amended by the Bank from time to time in accordance with the terms of this facility letter);

"**Reference Rate**" means HIBOR, the Compounded Rate, the Swiss Franc Advance Rate as defined in Part 3 Swiss Franc of Schedule 1 or the Term Rate for the relevant currency and the relevant product type as set out below (as may be amended by the Bank from time to time in accordance with the terms of this facility letter):

Currency	Benchmark rate	Product type and calculation methodology
USD	SOFR (*Secured Overnight Financing Rate*)	Loans: Term Rate Discounting Products: Term Rate
GBP	SONIA (*Sterling Overnight Index Average*)	Loans: Compounded Rate Discounting Products: Term Rate
EUR	Loans: €STR (*Euro short-term rate*) Discounting Products: EURIBOR	Loans: Compounded Rate Discounting Products: Term Rate
CHF	SARON (*Swiss Average Rate Overnight*)	Loans: Compounded Rate Discounting Products: Swiss Franc Advance Rate
JPY	TONA (*Tokyo Overnight Average Rate*)	Loans: Compounded Rate Discounting Products: Term Rate
HKD	HIBOR	Loans and Discounting Products: HIBOR

"**Term Rate**" has the meaning given in respect of the relevant currency in Schedule 1 (Reference Rates).

1. CREDIT FACILITIES – TYPES AND LIMITS

Credit Facilities of up to an aggregate principal amount of HKD15,000,000.00 (the "**Maximum Principal Amount**") are available to the Customer(s).

(a) **Invoice Financing**[*]: For the financing of import collection against payment and/or acceptances on open account terms for periods up to 120 days from the date of invoice including usance period - up to HKD12,000,000.00.

Nonetheless, the combined loan period and credit terms granted by suppliers to the Customer(s) shall always not exceed 120 days.

(b) "Revolving short-term Loan ("**Revolving Loan**")[*]: up to HKD3,000,000.00.

The tenor for each advance under the Revolving Loan shall be 1, 2 or 3 months from the date of drawdown or rollover.

Interest shall be payable at the end of each interest period.

[*] Lists of suppliers to be approved and accepted by the Bank from time to time.

[*] Subject to the approval from the Bank at its absolute discretion from time to time, the unused portion of Facility (b) can be allocated to Facility (a).

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The Credit Facilities are granted on an uncommitted basis at the sole discretion of the Bank and are repayable on demand by the Bank without having to specify any particular reason notwithstanding any of the above (including any specified maximum tenor) or the non-occurrence of an Event of Default. Such facilities may be utilised by completing the Bank's standard application form (if any) or such other application form in form and substance acceptable to the Bank or by otherwise completing such documentation and complying with such formalities as the Bank may prescribe from time to time or in such other manner as the Bank may in its sole discretion accept, including but not limited to instructions given by way of telephone.

The facilities described in this Section 1 shall hereinafter collectively be referred to as the "**Credit Facilities**".

The Bank may allow utilisation of a Credit Facilities in any currency other than that provided for in this facility letter, subject to the Bank's sole discretion. In the case of a utilisation in such other currency, the amount of utilisation at any time shall be determined by the Bank based on such rate(s) of exchange selected by the Bank. If the Bank notifies the Customer(s) that the amount of utilisation has been determined by the Bank to have exceeded the relevant limit, the Customer(s) shall reduce the amount of utilisation to such limit or provide such additional security/support as may be agreed by the Bank.

The aggregate of the principal amount outstanding under the Credit Facilities must not exceed the Maximum Principal Amount and any facilities stated in Section 1 in this facility letter at any time.

2. PURPOSE OF THE CREDIT FACILITIES

The purpose(s) of the Credit Facilities is/are for (i) financing general working capital requirements and (ii) financing trade transactions.

The Bank shall not be obliged to monitor or verify the application of any amount borrowed.

3. INTEREST AND COMMISSION

3.1 Interest is chargeable at:

(a) Invoice Financing:

a) For HKD bills: Interest will be charged at a rate of 2.25% p.a. over the higher of (i) HIBOR and (ii) the Bank's cost of fund.

b) For USD bills: Interest will be charged at a rate of 2.25% over the applicable Reference Rate for the relevant currency and product type.

c) For bills in other currencies: Interest will be charged at a rate of 2.25% p.a. over the Bank's cost of fund.

(b) Revolving Loan: For HKD loans: Interest will be charged at the higher of (i) the Bank's prime rate and (ii) the Bank's cost of fund p.a.

3.2 Commission is chargeable at:

Invoice Financing: For Commission in-Lieu of Exchange and/or Handling Commission:

- First USD70,000.00 at 1/8%
- Balance at 1/16%

For HKD Bills Commission: Waived

Other fees and commissions will be charged at our standard rates unless otherwise stipulated.

3.3 The Bank will on request provide the Customer(s) with further details of the calculation or any calculation methodologies or conventions which it has applied in calculating any interest payable under this letter.

4. SECURITY AND/OR SUPPORT

The Credit Facilities shall be secured and/or supported by (in part or in whole, as the case may be) the following (collectively, the "**New Security Documents**"):

(a) A continuing Guarantee & Indemnity to be executed by the Guarantor(s) guaranteeing the repayment of all outstanding indebtedness plus interest, costs and expenses due and owed by the Customer(s) to the Bank (the "**Guarantee**").

(b) A deposit deed (the "**Deposit Deed**") to be executed by the Deposit Chargor(s).

(c) Charge over deposit of at least HKD5,000,000.00 (plus accrued interests and any deposit margin as determined by the Bank from time to time) or its equivalent in other currencies in name of the Deposit Chargor(s) to secure the obligations of the Customer(s) to the Bank (as defined in the Deposit Deed). The charged deposit amount specified in this paragraph may from time to time be amended as agreed between the Deposit Chargor(s) and the Bank.

(d) Any other document evidencing or creating or expressed to create or evidence security over any asset, or supplemental to any New Security Documents, securing any obligation of any Obligor to the Bank under any of the Finance Documents.

The aforementioned document(s) shall hereinafter collectively be referred to as the "**Security Document(s)**" and together with this facility letter, any documents referred to as such in the general customer agreement of the Bank (the "**General Customer Agreement**"), shall hereinafter collectively be referred to as the "**Finance Documents**". The Security Documents shall also secure the Customer's exposure under any foreign exchange facility that the Bank may grant the Customer from time to time.

5. CONDITIONS PRECEDENT

The Credit Facilities shall be available to you after you deliver to the Bank all of the documents and other evidence listed below in form and substance satisfactory to the Bank.

(a) This facility letter has been duly signed by the Customer(s) and acknowledged by the Security Parties (as defined below).

(b) Corporate authorisation documents of the Customer(s) and/or the relevant Obligor(s) (including board resolutions and/or shareholder resolutions (where applicable) and/or equivalent documents) approving the Credit Facilities with the Bank and authorizing the execution of the corresponding Security Documents and/or other relevant documents.

(c) Execution of the Bank's standard documentation by the Customer(s) for facilities of this type including but not limited to:

- the General Customer Agreement

(d) Latest constitutional documents (or equivalent documents) of the Customer(s), the relevant Security Parties and their respective corporate director(s) and/or corporate shareholder(s) (where applicable).

(e) Lists of suppliers together with details of credit terms.

(f) Any other documents as may be required by the Bank from time to time.

(g) Execution and perfection of all Security Documents as detailed above.

6. TERMS AND CONDITIONS

6.1 General Customer Agreement and Country Schedule Hong Kong Incorporated by Reference:

This facility letter shall be read together with, and be subject to, the terms and conditions set out in the General Customer Agreement and the Country Schedule Hong Kong, as the same may be amended, modified or supplemented from time to time, which terms and conditions shall be incorporated herein by reference. In the event of any conflict or inconsistency between the terms of this facility letter and the General Customer Agreement, the terms of this facility letter shall prevail to the extent of such conflict or inconsistency. The terms of the Country Schedule Hong Kong shall prevail in the event of any conflict or inconsistency between the facility letter and/or the General Customer Agreement and the Country Schedule Hong Kong.

6.2 Additional Terms and Conditions:

In addition to the terms in this facility and the General Customer Agreement, certain facilities may be governed by and subject to additional terms and conditions (the "**Additional Terms and Conditions**") contained in transaction documents specific to that type of facility and agreed by the Customer(s) in writing. In the event of any conflict or inconsistency between (a) the Additional Terms and Conditions and (b) the provisions of this facility letter and the General Customer Agreement, the Additional Terms and Conditions shall prevail to the extent of such conflict or inconsistency.

6.3 Arrangement Fee:

An arrangement fee of HKD30,000.00 shall be payable upon your acceptance of the Bank's offer letter. The fee will be debited from your current account and such fee is non-refundable.

6.4 Review and Repayment on Demand:

(a) The Credit Facilities are subject to the Bank's periodic review and may be modified (including, among others, changing the Reference Rates which may apply to a product type, or the scope and definition of Credit Facilities, Loans or Discounting Products) or terminated, in whole or in part, at the Bank's sole discretion without prior notice, whereupon all outstanding amounts owing under such facilities shall become immediately due and payable on demand by the Bank without having to specify any particular reason notwithstanding any term of this facility letter (including any specified maximum tenor), the non-occurrence of an Event of Default or your acceptance of the Credit Facilities. In the event any demand for repayment or termination of such facilities is made, you shall forthwith:

(i) repay all outstanding amounts to the Bank, together with interest accrued thereon and any broken funding costs;

(ii) pay to the Bank, for credit of an account to be opened for that purpose by the Bank an amount equal to the full face value of any advances made, instruments issued or purchased or drafts accepted pursuant to such facilities but not yet matured or presented.

(b) All payments are to be made in the currency outstanding.

(c) Any undrawn portion of such facilities may be cancelled by the Bank at any time.

6.5 Prepayment:

Without prejudice to the ongoing right of the Bank to be able to make a demand for repayment at any time, if, at any time:

(a) it is or will become unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by this facility letter or to fund or maintain any Credit Facility or it is or will become unlawful for any affiliate of the Bank for the Bank to do so; or

(b) an Obligor makes a misrepresentation or breaches an undertaking under this facility letter,

then,

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(i) (in respect of (a) above) the Bank shall promptly notify the Customer(s) upon becoming aware of that event;

(ii) (in respect of (b) above) the Obligor shall promptly notify the Bank upon becoming aware of that event;

(iii) upon the Bank notifying the Customer(s), the Credit Facilities will be immediately cancelled;

(iv) the Customer(s) shall repay the Bank on the last day of the interest period for all outstanding amounts occurring after the Bank has notified the Customer(s) or, if earlier, the date specified by the Bank in the notice delivered to the Customer(s) (being no earlier than the last day of any applicable grace period permitted by law) and the Credit Facilities shall be immediately cancelled.

6.6 **Representations & Undertakings:**

(a) Each of the Customer(s) and Security Parties (where applicable) undertakes and represents and warrants on each day until the day on which all facilities and deposits have been repaid in full and there are no obligations outstanding from any of them to the Bank and/or any of its affiliates, as follows:

The execution, issue and/or delivery of this facility letter, any of the related agreements and documents and the entry into, and performance of, the terms and transactions under any of the same by such Customer(s) or Security Parties (including the investment in any securities or derivatives and utilization of the Facility or use of proceeds drawn under the Facility) do not, and will not:

- violate in any respect any law, instrument, regulation, order, contract or agreement which affects or is binding on it/them or any of its/their assets;
- cause or result in a violation by the Bank or any affiliate of the Bank of any applicable law, regulation or sanction administered or enforced by any relevant sanctions authority; and
- cause any limit (external or internal) on its/their borrowing, investment or any other power or of the powers of its/their board of directors (or other relevant corporate officers or management) to be exceeded;

and it has complied and will comply with all applicable disclosures and reporting obligations.

(b) The Customer(s) undertake(s) to the Bank that it/they will immediately inform the Bank of any change of its/their directors or beneficial shareholders (where applicable), any payment default of or other material adverse changes affecting themselves, its/their holding company, and its/their subsidiaries and affiliates, and any breach of the representations and warranties in this Clause 6.6. The availability of the Credit Facilities will be subject to the absence of these adverse changes and defaults.

(c) The Customer(s) confirm(s) that the Customer(s) has/have read and understood the terms and conditions of the General Customer Agreement (in particular, Clause 25 (Customer Information) thereof) and agree that the Bank can from time to time make credit enquiry on the Customer(s) and the Guarantor(s)/Security Parties (where applicable) with any credit reference agency and submit the relevant data in connection with the Customer(s), the Guarantor(s)/Security Parties and the Credit Facilities to such credit reference agency for the purpose of accessing to such enquiry and processing, evaluating and/or approving the Customer's/Customers' application for the Credit Facilities.

(d) Each of the Customer(s) and the Guarantor(s) (where applicable) hereby covenant(s) and agree(s) that so long as any amount remains outstanding under the Credit Facilities, its payment obligations under the Credit Facilities, and in the case of the Guarantor(s), the Credit Facilities and the Guarantee(s), shall at all times be at least direct, unconditional and unsecured obligations of the Customer(s) and the Guarantor(s), as the case may be, and will at all times rank pari passu, without any preference among themselves, and at least equally and rateably in all respects, with all its other present and future unsecured and unsubordinated indebtedness (other than indebtedness preferred by the operation of law).

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(e) The Customer(s) represents, declares, and undertakes to the Bank that the utilization of any of the Credit Facilities or use of proceeds drawn under this facility letter do not and will not conflict with any law or regulation applicable to the Customer(s) (including without limitation those in force in the People's Republic of China, where there is a PRC Security Party).

(f) The Customer(s) undertake(s) to the Bank that the Customer(s) will promptly submit to the Bank:

- its audited financial statement and such other reports and information of the Customer(s) and/or all corporate Security Parties (where applicable) as required by the Bank, as soon as the same become available, and at any other time requested by the Bank; and
- its updated account receivables and inventory aging report on semi-annual basis, and at any other time requested by the Bank.

(g) The Customer(s) undertake(s):

- to channel at least 10% of its credit turnover through its operating account(s) with the Bank at all times during the life of the credit facilities;
- to maintain its adjusted tangible net worth (net of due from related parties) of not less than HKD35,000,000.00 at all time; and
- to maintain its dividend payment at less than 50% of its net profit after tax of the relevant year.

The above representations, declarations and undertakings are deemed to be made by the Customer(s) by reference to the facts then existing on each date during the period where the Credit Facilities or any part thereof remains outstanding.

7. DISCLOSURE

7.1 Each Obligor gives consent to and authorises the transfer and disclosure by the Bank of any information relating to that Obligor and/or any Credit Facility: (a) to and between any branch, subsidiary, representative office, affiliate, and agent of Citibank, N.A. and any third party selected by the Bank or any of them, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes) and further acknowledge that the Bank, any branch, subsidiary, representative office, affiliate, and agent of Citibank, N.A. and any third party selected by the Bank or any of them shall be entitled to transfer and disclose any such information as required by any law, court, tribunal, regulator or legal process; (b) to a potential assignee, transferee, participant or sub-participant or any other person entering into or proposing to enter into contractual arrangements with the Bank in relation to a Finance Document or any Credit Facility; and (c) to any party providing any guarantee, indemnity or security to secure the payment or repayment of an Obligor's obligations to the Bank. For the avoidance of doubt, this provision shall prevail over any other forms and conditions that are applicable to the Credit Facilities or each Obligor.

7.2 "**Obligor**" means the / a Customer or any Security Party and "**Security Party**" means any party providing any guarantee, indemnity, security and/or support for or in connection with any Credit Facility (including the Deposit Chargor(s), the Mortgagor(s), the Guarantor(s) and the Assignor(s)).

8. PRIVACY

For the purposes of any applicable law or regulation, the Customer(s) acknowledge(s) that it has read and understood the notices and circulars on data protection policies and/or privacy policies of the Bank (the "Privacy Circular(s)"), which is available at the Bank's website or upon request, and which explains the purposes for which the Bank may collect, use, disclose and process (collectively, "process") personal data of natural persons. The Customer(s) warrant(s) that to the extent required by applicable law or regulation, it has provided notice to and obtained consent from relevant natural persons to allow the Bank to process their personal data as described in the Privacy Circular(s) as may be updated from time to time, prior to the disclosure of such personal data to the Bank. The Customer(s) further warrant(s) that any such consent has been granted by these natural persons.

9. REPLACEMENT OF REFERENCE RATES

9.1 If a Reference Rate Replacement Event has occurred in relation to a Reference Rate, any amendment or waiver that relates to:

(a) providing for, or enabling the use of a Replacement Reference Rate;

(b) aligning any provision of this letter to the use of that Replacement Reference Rate;

(c) implementing market conventions applicable to that Replacement Reference Rate;

(d) providing for appropriate fallback and market disruption provisions for that Replacement Reference Rate; or

(e) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that Replacement Reference Rate,

may be made by the Bank.

9.2 In clause 9.1 above:

"**Reference Rate Replacement Event**" means, in relation to a Reference Rate:

(a) that Reference Rate has permanently ceased or is likely permanently to cease to be published or available;

(b) a regulator, administrator, court, or other competent authority:

(i) states that Reference Rate (or any feature of the calculation, methodology or convention used to determine interest under the Credit Facility) is no longer representative, appropriate or recommended; or

(ii) requires or (where relevant) recommends that Reference Rate (or any feature of the calculation, methodology or convention used to determine interest under the Facility) be discontinued; or

(c) the Bank, in its reasonable opinion, determines that:

(i) market practice with respect to that Reference Rate (or any feature of the calculation, methodology or convention used to determine interest under the Credit Facility) has changed or is reasonably expected to change, for example, as a result of any public announcement to that effect; or

(ii) that Reference Rate (or any feature of the calculation, methodology or convention used to determine interest under the Credit Facility) is no longer representative or appropriate for calculating interest under the Credit Facility.

"**Replacement Reference Rate**" means a benchmark rate that is:

(a) formally designated, nominated or recommended as the replacement for a Reference Rate by any applicable central bank, regulator or supervisory authority; or

(b) a successor or substitute rate that we have reasonably determined is the appropriate industry-accepted substitute or successor rate;

this definition shall also apply to any Replacement Reference Rate as if references in this definition to the Reference Rate were references to that Replacement Reference Rate.

10. ASSIGNMENT AND TRANSFER BY THE BANK

The Bank may, at any time, assign or transfer all or any of its rights, benefits or obligations in relation to this facility letter or under any of the Credit Facilities to any third party. For the avoidance of doubt, this provision shall prevail over any other terms and conditions that are applicable to the Credit Facilities or the Customer(s).

11. GOVERNING LAW

This facility letter shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the Customer(s) hereby submit(s) to the non-exclusive jurisdiction of the courts of the Hong Kong and the courts of such other jurisdiction in which the Bank may elect to commence proceedings against the Customer(s). The Customer(s) undertake(s) that it will not commence legal proceedings against the Bank in the courts of any jurisdiction other than Hong Kong. This Clause is for the benefit of the Bank only. As a result, the Bank shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions. The Customer(s)irrevocably consents to the service of process out of the aforementioned courts in any action or proceedings by the mailing of copies thereof by registered or prepaid ordinary post to the Customer(s), such service to become effective (if within Hong Kong) 2 days after or (if outside Hong Kong) 7 days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law.

12. DOCUMENTATION

We enclose a set of documents which should be duly completed, signed and returned to the Bank.

The Bank may at its discretion amend, delete or substitute any of the terms herein or add new terms to this facility letter by sending to the Customer a notice in writing setting out such amendment, deletion, substitution or addition prior to such changes taking effect (unless such changes are not within the Bank's control) which shall be deemed incorporated herein unless objected to in writing by the Customer within the prescribed period specified in such notice. For the avoidance of doubt, such notice may be sent by the Bank to the Customer via electronic communication ("**Electronic Communication**") to the Customer's contact details maintained in the Bank's record. Any such electronic notice shall be deemed received by the Customer once it is delivered by the Bank. The Customer shall also inform any Security Party (if applicable) in connection with any modifications or amendments to this facility letter and shall pass on a copy of such notice to such Security Party (as applicable). The Bank is authorised to accept, act and rely upon, and treat as valid and accurate all communications, demands, instructions given or purporting to be given by the Customer to the Bank via Electronic Communication. The Customer acknowledges and accepts the risk that all such Electronic Communications sent to and from the Bank may be intercepted, monitored, amended, corrupted, contain viruses or be otherwise interfered with by third parties and acknowledges and agrees that the Bank is not responsible or liable to the Customer or any other person for any losses arising from the same. The Customer shall also indemnify and hold the Bank harmless from and against any and all losses that the Bank may incur for any communications, demands, instructions given or purporting to be given by the Customer to the Bank via Electronic Communication.

"**Electronic Communication**" means any electronic means or method (including but not limited to host to host services, application programming interfaces, electronic banking channels, websites, SWIFT platform and messages, electronic mails and the internet) through which one party connects or communicates to the other party for any purpose including transmission of instructions, other information, data or documents.

If there is a Chinese version of this facility letter provided, the Chinese version is for reference only and in case of any conflicts or discrepancies between the Chinese and English versions, the English version shall prevail.

Upon the acceptance of this facility letter, all utilisations of the Credit Facilities prior to such acceptance shall be governed by and subject to the terms and conditions of this facility letter.

The Security Parties hereby confirm that the Customer(s) may from time to time request the Bank to extend additional facilities which, in aggregate with the Credit Facilities, may exceed the facility amount specified in this facility letter. If the Bank accedes to such request, it shall as soon as reasonably practicable give notice to the Security Parties and unless otherwise agreed by the Bank and the Security Parties, these additional facilities shall automatically also be covered by the Security Documents.

Kindly confirm your acceptance by signing on the duplicate copy of this facility letter and returning it to the Bank no later than one month from the date of this facility letter. This offer will lapse after a period of one month from the date of this facility letter unless extended by the Bank in its absolute discretion.

You are required to submit at the same time this facility letter is returned, a certified true extract of the Customer's Board of Directors' resolutions authorising the acceptance, execution and delivery of this facility letter and the other Finance Documents to which the Customer(s) is a party by the signatory(ies) hereto.

Should you have any query regarding the above terms and conditions, please do not hesitate to contact your Citibank Account Officer, Zola So at 2957-7050.

Yours sincerely,

For and on behalf of
CITIBANK, N.A., HONG KONG BRANCH

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Authorized Signature(s)

To: Citibank, N.A., Hong Kong Branch

We hereby confirm our agreement to and acceptance of the terms and conditions of this facility letter and acknowledge receipt of the General Customer Agreement. We hereby confirm that we have read and understood and agree to be bound by the terms and conditions contained in this facility letter, the General Customer Agreement and Security Documents (where applicable), as the same may be amended, modified and/or supplemented from time to time.

Accepted for and on behalf of
E I L Company Limited

Authorised Signatory(ies)
Name:
Title:
Date:

I hereby acknowledge and consent to the terms and conditions of this facility letter and the General Customer Agreement, and confirm that the duly executed/to be executed Security Document(s) is not discharged, prejudiced or affected in any way whatsoever not withstanding any variations, amendments and/or supplements to this facility letter and the General Customer Agreement, and I fully understand, confirm and agree to be bound by all the above terms and conditions, and to continue to be liable for all debts and liabilities of the Customer(s) in accordance with the terms and conditions of the Security Document(s) duly executed/to be executed by me.

Kong Wai On Ronnie
Date:

SCHEDULE 1

REFERENCE RATES

PART 1

U.S. DOLLARS

SOFR:	means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
Term Rate:	means for any interest period, use the percentage rate per annum which is the forward-looking term rate for a period as closely comparable to such interest period determined by the Bank in its sole discretion (which shall be conclusive absent manifest error) based on SOFR that is displayed on a screen or otherwise published by CME Group Benchmark Administration Limited (or a successor administrator of such rate selected by the Bank in its reasonable discretion) on such date and at approximately a time prior determined by the Bank in its reasonable discretion in a manner substantially consistent with market practice, which may vary between different products. If that rate is less than zero, the Term Rate shall be deemed to be zero.

PART 2

STERLING

Banking Day: means any day (other than a Saturday or Sunday) on which banks are open for general business in London.

Central Bank Rate: means the Bank of England's Bank Rate as published by the Bank of England from time to time.

Daily Rate: means, in relation to any Banking Day:

(a) SONIA for that Banking Day; or if SONIA is not available for that Banking Day, the Central Bank Rate for that Banking Day, adjusted by the Bank (in accordance with market practice) to compensate for the difference between SONIA and the Central Bank Rate; or

(b) if paragraph (a) above applies but the Central Bank Rate for that Banking Day is not available, the most recent Central Bank Rate for a day which is no more than 5 Banking Days before that Banking Day, adjusted by the Bank (in accordance with market practice) to compensate for the difference between SONIA and the Central Bank Rate,

rounded in each case to four decimal places.

SONIA: means the secured overnight index average rate displayed on the relevant screen of any authorised distributor of that reference rate (or any other person which takes over the publication of that rate).

Term Rate: means for any interest period, use the percentage rate per annum which is the forward-looking term rate for a period comparable to such interest period based on SONIA that is published by the Vendor at approximately a time and as of a date prior to the commencement of such interest period determined by the Bank in its reasonable discretion in a manner substantially consistent with market practice which may vary between different products. If that rate is less than zero, the Term Rate shall be deemed to be zero.

Vendor: means one of ICE Benchmark Administration and Refinitiv, or any successor information service, as selected by the Bank from time to time in accordance with applicable law and the Bank's internal procedures.

PART 3

SWISS FRANC

Banking Day: means any day (other than a Saturday or Sunday) on which banks are open for the settlement of payments and foreign exchange transactions in Zurich.

Central Bank Rate: means the policy rate of the Swiss National Bank as published by the Swiss National Bank from time to time.

Central Bank Rate Adjustment: means, in relation to the Central Bank Rate prevailing at close of business on any Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Bank) of the Central Bank Rate Spreads for the five most immediately preceding Banking Days for which SARON is available.

Central Bank Rate Spread: means, in relation to any Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Bank between:

(a) SARON for the Banking Day; and

(b) the Central Bank Rate prevailing at the close of business on that Banking Day.

Daily Rate: means, in relation to any Banking Day:

(a) SARON for that Banking Day;

(b) if SARON is not available for that Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that Banking Day; and

(ii) the applicable Central Bank Rate Adjustment;

(c) if paragraph (b) above applies but the Central Bank Rate for that Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than 5 Banking Days before that Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places.

SARON means the Swiss Average Rate Overnight reference rate administered by SIX (or any other person which takes over the administration of that rate) as at the close of trading on the SIX Swiss Exchange on the relevant day displayed on page SARON.S of the Thomson Reuters screen under the heading CLSFIX.

Swiss Franc Advance Rate: means, for any interest period, the percentage rate per annum which is the Daily Rate for Swiss Franc for each Banking Day during a period which is equal to or comparable to the length of that interest period but which ends on a date falling prior to (but no more than ten Banking Days prior to) the start of that interest period, compounded or aggregated in arrear by the Bank using such calculation methodologies and conventions as the Bank determines are appropriate, taking into account relevant market practice (including practices for Swiss Franc), which may vary between different products. If that rate is less than zero, the Swiss Franc Advance Rate shall be deemed to be zero.

PART 4

JAPANESE YEN

Banking Day: means any day (other than a Saturday or Sunday) on which banks are open for general business in Tokyo.

Central Bank Rate: means the uncollateralised overnight call rate as published by the Bank of Japan from time to time.

Central Bank Rate Adjustment: means, in relation to the Central Bank Rate prevailing at close of business on any Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Bank) of the Central Bank Rate Spreads for the five most immediately preceding Banking Days for which TONA is available.

Central Bank Rate Spread: means, in relation to any Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Bank between:

(a) TONA for the Banking Day; and

(b) the Central Bank Rate prevailing at the close of business on that Banking Day.

Daily Rate: means, in relation to any Banking Day:

(a) TONA for that Banking Day;

(b) if TONA is not available for that Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that Banking Day; and

(ii) the applicable Central Bank Rate Adjustment;

(c) if paragraph (b) above applies but the Central Bank Rate for that Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than 5 Banking Days before that Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places.

Term Rate: means for any interest period, use the percentage rate per annum which is the forward-looking term rate for a period as closely comparable to such interest period determined by the Bank in its sole discretion (which shall be conclusive absent manifest error) based on TONA that is published by the Vendor at approximately a time and as of a date prior to the commencement of such interest period determined by the Bank in its reasonable discretion

in a manner substantially consistent with market practice which may vary between different products. If that rate is less than zero, the Term Rate shall be deemed to be zero.

TONA: means the Tokyo overnight average rate, as administered by the Bank of Japan (or any other person which takes over the administration of that rate).

Vendor: means QUICK Benchmarks Inc., or any successor information service, as selected by the Bank from time to time in accordance with applicable law and the Bank's internal procedures.

PART 5

EURO

Banking Day: means a day (other than a Saturday or a Sunday) on which the settlement system TARGET (Trans-European Automated Real-time Gross Settlement Express Transfer payment) is open for settlement of payments in euro.

Central Bank Rate: means the rate for the marginal lending facility of the European Central Bank, as published by the European Central Bank from time to time.

Central Bank Rate Adjustment: means, in relation to the Central Bank Rate prevailing at close of business on any Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Bank) of the Central Bank Rate Spreads for the five most immediately preceding Banking Days for which €STR is available.

Central Bank Rate Spread: means, in relation to any Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Bank between:

(a) €STR for the Banking Day; and

(b) the Central Bank Rate prevailing at the close of business on that Banking Day.

Daily Rate: means, in relation to any Banking Day:

(a) €STR for that Banking Day;

(b) if €STR is not available for that Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that Banking Day; and

(ii) the applicable Central Bank Rate Adjustment;

(c) if paragraph (b) above applies but the Central Bank Rate for that Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than 5 Banking Days before that Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places.

€STR: means, in relation to any day:

(a) the euro short-term rate administered by the European Central Bank (or any other person which takes over the administration of that rate); or

(b) if no such rate is available for any applicable day, €STR shall be the most recent published rate.

Quotation Day: means Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Bank in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time: means 11:00 a.m. (Brussels time) on the Quotation Day.

Relevant Market: The European interbank market.

TARGET2: means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day: means any day on which TARGET2 is open for the settlement of payments in Euro.

Term Rate: means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen, which may vary between different products. If that rate is less than zero, EURIBOR shall be deemed to be zero.

Letters of Offer (Uncommitted Facilities)

Country Schedule

Hong Kong

This Country Schedule amends, modifies or supplements the terms of the facility letter (uncommitted facilities) (the "**Facility Letter**") and the general terms and conditions ("**General Customer Agreement**"). This Country Schedule has been incorporated by reference pursuant to the terms of the Facility Letter. The terms of this Country Schedule prevail in the event of any conflict or inconsistency between the Facility Letter and/or the General Customer Agreement and this Country Schedule. Terms not otherwise defined herein shall have the meaning assigned to such terms in the Facility Letter or (as the case may be) the General Customer Agreement.

1. GOVERNING LAW AND JURISDICTION

The General Customer Agreement and the Facility Letter shall in the absence of any provision to the contrary be governed by and construed in all respects in accordance with the laws of Hong Kong and the customer hereby submits to the non-exclusive jurisdiction of the courts of the Hong Kong and the courts of such other jurisdiction in which the Bank may elect to commence proceedings against the customer. The customer undertakes that it will not commence legal proceedings against the Bank in the courts of any jurisdiction other than Hong Kong. This Clause is for the benefit of the Bank only. As a result, the Bank shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions. The customer irrevocably consents to the service of process out of the aforementioned courts in any action or proceedings by the mailing of copies thereof by registered or prepaid ordinary post to the customer, such service to become effective (if within Hong Kong) 2 days after or (if outside Hong Kong) 7 days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law. References to "the Bank" in this Clause 1 shall have the meaning ascribed to it in the General Customer Agreement.

2. THIRD PARTY RIGHTS

Save for the receivers, the delegates, any attorney or nominee of the Bank, any receiver or any delegate and any person appointed by any of them and unless expressly provided to the contrary in a Finance Document (including a Facility Letter), a person who is not a party to that Finance Document has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of a Finance Document. Notwithstanding any term of a Finance Document, the consent of any person who is not a party to such Finance Document is not required for any rescission, variation (including any release or compromise of any liability under) or termination of that Finance Document. References to "the Bank" in this Clause 1 shall have the meaning ascribed to it in the General Customer Agreement.

3. PRIVACY

For the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong), the customer acknowledges that it has read and understood the notices and circulars on data protection policies and/or privacy policies of the Bank (the "**Privacy Circular(s)**"), which is available at the Bank's website or upon request, and which explains the purposes for which the Bank may collect, use, disclose and process (collectively, "**process**") personal data of natural persons. The customer warrants that to the extent required by applicable law or regulation, it has provided notice to and obtained consent from relevant natural persons to allow the Bank to process their personal data as described in the Privacy Circular(s) as may be updated from time to time, prior to the disclosure of such personal data to the Bank. The customer further warrants that any such consent has been granted by these natural persons.

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4. **DAY COUNT**

In respect of clause 1 (*Facilities*) of the General Customer Agreement where the currency of the relevant facility is Hong Kong Dollars, interest charged in respect of such facility shall be calculated on the basis of a year of 365 days or, in any case where the practice in the Hong Kong interbank market differs, in accordance with that market practice, unless the Bank specifies otherwise.

5. **DEFAULT INTEREST**

The Bank shall be entitled to charge default interest at a rate as agreed between the Bank and the customer from time to time or, in the absence of such agreement, a default interest rate of 10% p.a. over the index applied to a Loan or Discounting Product before default (i.e. the applicable Reference Rate/the Bank's prime rate/the Bank's standard bills rate/Bank's cost of funds). This rate will automatically supersede the interest rate applied before the default.

6. **CODE OF BANKING PRACTICE**

Pursuant to paragraph 24.9 of the Code of Banking Practice, the customer hereby consents to the Bank providing to any Guarantor or Security Party in respect of any Facilities:

(a) a copy of the Facility Letter and all related Facility documentation and any financial information of the customer having been given to the Bank;

(b) a copy of any formal demand for overdue payment which is sent to the customer; and

(c) from time to time on request by the Guarantor or Security Party, a copy of the latest statement of account provided to the customer (if any).

7. **LANGUAGE**

If there is a Chinese version of this Country Schedule provided, the Chinese version of this Country Schedule is for reference only and in case of any conflicts or discrepancies between the Chinese and English versions, the English version shall prevail.

8. **WAIVER OF CONSEQUENTIAL DAMAGES**

In no event shall the Bank, its subsidiaries, affiliates, officers or directors be liable on any theory of liability for any special, indirect, consequential or punitive damages and each of the Customer(s) hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

9. **APPOINTMENT OF PROCESS AGENT**

The customer will appoint a process agent to receive service of process on its behalf in Hong Kong arising out of or in connection with any legal action or proceedings. If for any reason, such process agent is unable to act as such or ceases to be such agent for service of process, the customer will within three (3) days appoint a new agent for service of process in Hong Kong, and promptly notify the Bank in writing of the new appointment. Nothing in these Facility Letters shall affect the right to serve process in any other manner permitted by law. The customer will deliver to the Bank satisfactory written evidence of the process agent's acceptance of its appointment.